Exhibit 99.4
Consent to be Named as a Director Nominee

In connection with the filing by Software Acquisition Group Inc. III of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Software Acquisition Group Inc. III in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: February 17, 2021                                                                                                                                                          /s/ Andrew Nikou
                                                           Andrew Nikou